Prudential National Muni Fund, Inc.
Semi-Annual period ended 2/28/2017
File No. 811-02992

SUB-ITEM 77Q1(a)
Material Amendment to the Registrant's Charter or By-laws

PRUDENTIAL NATIONAL MUNI FUND, INC.

ARTICLES SUPPLEMENTARY

      Prudential National Muni Fund, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended, as an open-end management investment company (the
"Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST:Pursuant to authority expressly vested in the Board of Directors of the Corporation (the "Board of Directors") by the charter of the Corporation (the "Charter") and Section 2-208 of the Maryland General Corporation Law, the Board of Directors has classified and designated:

            100,000,000 authorized but unissued shares of Prudential National Muni Fund Class A Common Stock and
225,000,000 authorized but unissued shares of Prudential
National Muni Fund Class B Common Stock as 325,000,000 shares of
Prudential National Muni Fund Class T Common Stock (the "Class T
Common Stock").

The Class T Common Stock shall have the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of a new class of Common Stock as set forth in the Charter.

      SECOND:Prior to the classification and designation in these Articles Supplementary, the total number of shares of all series and classes of stock which the Corporation had authority to issue was 1,000,000,000 shares, $0.01 par value per share, having an aggregate par value of $10,000,000, classified and designated as follows:

         Class A Common Stock      250,000,000
      Class B Common Stock     250,000,000
      Class C Common Stock       250,000,000
      Class Z Common Stock      250,000,000

      THIRD:As classified and designated hereby, the total number of shares of all series and classes of stock which the Corporation has authority to issue is 1,000,000,000 shares, $0.01 par value per share, having an aggregate par value of $10,000,000, classified and designated as follows:

         Class A Common Stock       150,000,000
      Class B Common Stock       25,000,000
      Class C Common Stock      250,000,000
      Class Z Common Stock       250,000,000
      Class T Common Stock  325,000,000


      FOURTH:These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law. These Articles Supplementary do not increase the total number of authorized shares of stock of the Corporation.
      FIFTH:The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of [his or her] knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
[SIGNATURES ON FOLLOWING PAGE]




            IN WITNESS WHEREOF, Prudential National Muni Fund,
Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its Vice President and witnessed by its Assistant Secretary on this 9th day of March, 2017.

ATTEST:PRUDENTIAL NATIONAL MUNI FUND, INC.
/s/Jonathan D. Shain____      By:__/s/Scott E. Benjamin
Name:  Jonathan D. Shain      Name:  Scott E. Benjamin
Title: Assistant Secretary     Title: Vice President